Exhibit 99.9

BURLINGTON NORTHERN SANTA FE

NON-EMPLOYEE DIRECTORS’ STOCK PLAN

NON-QUALIFIED STOCK OPTION GRANT

This Agreement (“Agreement”) was made and entered into this      day of April, 20    , by and between Burlington Northern Santa Fe Corporation, a Delaware corporation, (hereinafter “BNSF”), and

[DIRECTOR’S NAME]

a Director of BNSF or one of its affiliates, (hereinafter “Participant”).

WITNESSETH

WHEREAS, BNSF has adopted the Burlington Northern Santa Fe Non-Employee Directors’ Stock Plan (“Plan”) for BNSF for the purpose of attracting and retaining non-employee directors and creating an identity of interests of the directors with the shareholders of BNSF;

WHEREAS, the Participant has been awarded a Non-Qualified Stock Option Award under the terms of the Plan.

NOW THEREFORE, BNSF grants to the Participant a right and option to purchase, from time to time, 3,000 shares of Common Stock (“Option Shares”), during the option period beginning April     , 20    , and ending no later than April     , 20    , subject to the terms and conditions set forth in this Agreement and the Plan. The options granted hereby (the “Options”) shall be Non-Qualified Stock Options. Upon exercise of the Options, the Participant shall pay to BNSF $             per share (hereinafter the “Option Purchase Price”), a price equal to the weighted average mean between the highest and lowest sales on the New York Stock Exchange Composite Transaction Report on the date of grant.

BNSF and Participant hereby agree that this award of non-qualified stock options shall be subject to the following terms and conditions:

1. Partial Exercise. The grant of Options hereunder may be exercised in its entirety or in part and at different times during the option period by filing a written notice which states the number of shares to be exercised with the Secretary of BNSF. However, the right to exercise an Option ceases and the Option may not be exercised if it terminates or lapses at an earlier date under the Plan or this Agreement.

2. Payment of Option Purchase Price. A Participant electing to exercise an Option must pay the full Option Purchase Price of the Option Shares on the date of exercise. Payment may be made in cash or Common Stock of BNSF. If Common Stock is offered as payment, such shares shall be valued at Fair Market Value on the date of exercise of the Option as defined in the Plan.

3. Transfer of Options. The Option Award shall not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, unless the Participant has made an irrevocable election to receive a transferable option with the Secretary of BNSF at least six months prior to the date of grant. Such transferable Option Awards may be transferred by a Participant for no consideration to or from the Participant’s Immediate Family (including without limitation, to a trust for the benefit of a Participant’s Immediate Family or a Family Partnership for members of the Immediate Family), and the transferee shall remain subject to all the terms and conditions applicable to such Option Award prior to such transfer.

4. Forfeiture. A Participant who ceases to be a Director shall forfeit the Option Award which is not vested on his Date of Termination; provided, however, that (i) if a Participant ceases to be a Director by reason of his Retirement, death or Disability, any portion of the Option Award that is not then vested shall vest on his Date of Termination; and (ii) any portion of the Option Award that is held by an individual serving as a Director on the date of a Change in Control that is not then vested shall vest on the date of the Change in Control.

5. Change in Capitalization. In the event of a change in the capitalization of BNSF due to a stock split, stock dividend, recapitalization, merger, consolidation, combination, or similar event, the aggregate shares subject to the Plan and the terms of any existing Awards shall be adjusted by the Board to reflect such change.

6. Change in Control. Notwithstanding any other provision in the Plan, if a Change in Control occurs while unexercised Options remain outstanding under the Plan, then from and after the Acceleration Date, all Options shall be exercisable in full, whether or not otherwise exercisable.

7. Violation of Law. Notwithstanding any other provision of this Agreement, BNSF may refuse to recognize Participant’s exercise of Options and shall not be obligated to deliver any shares of Common Stock or make any cash payment, if counsel to BNSF determines such exercise, delivery or payment would violate any law, regulation of any governmental authority, or agreement between BNSF and any national securities exchange upon which the Common Stock is listed.

8. Terms. The capitalized terms used herein shall have the same meaning as set forth in the Plan.

9. Modifications. This Agreement may be amended by written agreement of the Participant and BNSF, without the written consent of any other person.

10. Conflicts. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

BURLINGTON NORTHERN SANTA FE CORPORATION

By:
Assistant Secretary

Director